Exhibit 10.15

FIGS, INC.

February 22, 2018

Heather Hasson

RE:	Cash Sale Bonus Letter Agreement

Dear Heather,

On behalf of Figs, Inc. (the “Company”), I am pleased to offer you the opportunity to earn a bonus payable on a Qualifying Cash Sale (as defined below), as described in this letter agreement (the “Letter Agreement”).

Upon the occurrence of a Qualifying Cash Sale, you will be eligible to earn a transaction bonus in the amount of $1,500,000 less applicable tax withholdings and deductions (the “Bonus Payment”). Notwithstanding the foregoing, a transaction will not be deemed a Qualifying Cash Sale unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. “Qualifying Cash Sale” for purposes of this Letter Agreement shall mean a sale of the Company (whether by merger, stock sale, sale of assets or otherwise and whether in a single transaction or series of related transactions) in which the implied equity valuation of the Company is equal to or greater than $400 million and either: (1) the cash consideration actually received by the stockholders of the Company (including pursuant to any escrow or holdback, but not pursuant to any earn-out, and net of transaction expenses) is equal to or greater than $400 million; or (2) (i) the cash consideration actually received by the stockholders of the Company (including pursuant to any escrow or holdback, but not pursuant to any earn-out, and net of transaction expenses) is equal to or greater than $300 million and (ii) any publicly traded equity securities (excluding any coin-based securities) actually received by the stockholders of the Company (including pursuant to any escrow or holdback, but not pursuant to any earn-out, and net of transaction expenses) is equal to or greater than the amount that is $400 million minus the amount of cash consideration actually received by the stockholders of the Company pursuant to clause (2)(i) above.

In order to be eligible for the Bonus Payment, you must sign, date and return this Letter Agreement to the Company. If earned, the Bonus Payment will be paid to you in a lump sum amount, less required payroll withholdings and deductions, within ten (10) days following the Qualifying Cash Sale. The Bonus Payment will be in addition to any other amounts you may be entitled to receive in connection with a Qualifying Cash Sale under any other agreement. For the avoidance of doubt, you do not have to be an employee of, or service provider to, the Company on the date of the Qualifying Cash Sale in order to receive the Bonus Payment.

This Letter Agreement shall terminate upon a Qualifying Cash Sale. This Letter Agreement represents the entire agreement between you and the Company with respect to a bonus arrangement in connection with a sale of the Company and it supersedes any other promises, warranties or representations with respect to such an arrangement. Additionally, as before, your employment relationship with the Company remains subject to that certain Employment Agreement, dated as of October 20, 2017, by and between you and the Company. This Letter Agreement will be governed by California law. This letter agreement is intended to fit within an exemption from, or comply with, Section 409A, and will be so interpreted. The Letter Agreement may only be amended or terminated in a written agreement signed by you and a duly authorized officer of the Company (specifically authorized by unanimous action by the Company’s Board of Directors), and will bind the heirs, personal representatives, successors and assigns of you and the Company, and inure to the benefit of you, the Company, their heirs, successors and assigns.

Very truly yours,

Figs, Inc.

By:	/s/ Catherine Spear
Catherine Spear, President

Signature Page to Cash Sale Bonus Letter

AGREED AND ACCEPTED:

/s/ Heather Hasson
Heather Hasson

Date:	February 22, 2018 | 1:30 PM PST

Signature Page to Cash Sale Bonus Letter